Exhibit 99.1

[LOGO]

For immediate release

SPANISH BROADCASTING SYSTEM REPORTS
RESULTS FOR THE SECOND QUARTER 2003

– Results Exceed High End of Previously Announced Second Quarter Guidance -

COCONUT GROVE, FLORIDA, August 6, 2003 – Spanish Broadcasting System, Inc. (the “Company” or “SBS”) (NASDAQ: SBSA) today reported financial results for the three- and six-month periods ended June 30, 2003.

Reported net revenue for the quarter was $38.0 million compared to $39.4 million for the same period of the prior year. To provide better clarity on our second quarter net revenue guidance and results, prior year’s quarter pro forma net revenue excludes prior year’s non-cash AOL barter revenue since the AOL agreement concluded in August 2002. Our prior quarter’s pro forma net revenue, excluding non-cash AOL barter revenue of $2.3 million was $37.1 million, resulting in pro forma net revenue growth of 2.4%. By achieving this growth, SBS exceeded the high end of its previously announced guidance of flat pro forma net revenue growth. This growth is mostly attributable to double-digit growth in our Los Angeles market, excluding start-up station KZAB-FM. In addition, the start-up stations in Chicago and Los Angeles which began operating on January 6, 2003 and March 1, 2003, respectively, generated a combined net revenue of $0.8 million. Offsetting pro forma net revenue growth were decreases in promotional events in the New York and Miami markets. For the six months ended June 30, 2003, SBS reported net revenue of $66.8 million compared to $68.3 million for the same period of the prior year. Our prior year’s six months pro forma net revenue excluding non-cash AOL barter revenue of $4.8 million, was $63.5 million, resulting in pro forma net revenue growth of 5.2% for the six month period ended June 30, 2003.

Reported station operating income was $15.7 million for the quarter and for the same quarter of the prior year, respectively. To provide better clarity on our second quarter station operating income guidance and results, prior year’s quarter pro forma station operating income, excluding non-cash AOL barter results of $(0.1) million, was $15.8 million and the current quarter’s pro forma station operating income, excluding non-cash programming expense related to the KXOL-FM warrant issuances of $(1.3) million, was $17.0 million, resulting in pro forma station operating income growth of 7.6%. By achieving $17.0 million in pro forma station operating income, SBS exceeded the high end of its previously announced guidance of $14.5 million. This growth resulted from decreased operating expenses such as advertising and promotional events along with improved operating efficiencies throughout the core markets. For the six months ended June 30, 2003, SBS reported station operating income of $26.0 million compared to $26.7 million for the same period of the prior year. Our prior year’s six months pro forma station operating income, excluding non-cash AOL barter results of $(0.1) million, was $26.8 million and the current six months’ pro forma station operating income, excluding non-cash programming expense related to the KXOL-FM warrant issuances of $(1.6) million, was $27.6 million, resulting in pro forma station operating income growth of 3.0% for the six month period ended June 30, 2003.

Corporate expenses for the quarter were $4.7 million compared to $3.1 million for the same period of the prior year, an increase of $1.6 million. The increase in corporate expenses resulted mainly from increases in legal and professional fees, as well as insurance premiums, including directors and officers insurance. For the six months ended June 30, 2003, SBS reported corporate expenses of $9.2 million compared to $5.9 million for the same period of the prior year, an increase of $3.3 million.

Raúl Alarcón, Jr., Chairman and CEO, commented, "We are pleased to report results ahead of expectations for the quarter ended June 30, 2003. Our results underscore the commitment and dedication of our employees to serve our listeners and customers with the best product and service in the industry. We are especially pleased with our performance in the Los Angeles market with top ratings and double-digit revenue growth posted by our stations KLAX-FM and KXOL-FM. Looking ahead, we see a slightly improving advertising climate and believe that we are serving the proper niche markets that permit us to capitalize on the continued growth of the Hispanic market.”

Non-GAAP Financial Measures

To provide greater comparability on our station operating performance, SBS’ guidance was on a pro forma basis, which excluded the prior period’s non-cash AOL barter results and the current period’s non-cash programming expense related to warrants issued under the terms of our Asset Purchase Agreement for KXOL-FM. These items were excluded due to their significant non-cash impact. Included below is a table that reconciles three- and six-months unaudited reported results, in accordance with Generally Accepted Accounting Principles (GAAP) to pro forma results, as well as a table that reconciles reported operating income from continuing operations to pro forma same station operating income.

GAAP REPORTED RESULTS RECONCILED TO PRO FORMA RESULTS

	Three months ended June
(Amounts in millions)			%		Company's
CONSOLIDATED NET REVENUE	2003	2002	Change		Guidance

Reported net revenue	$38.0	$39.4		-3.6%
less: AOL barter revenue (1)	—	2.3

Pro forma net revenue	$38.0	$37.1		2.4%	Flat to Slightly
					Negative
PRO FORMA SAME STATION NET REVENUE (5)
Reported net revenue	$38.0	$39.4		-3.6%
less: Non same station revenue	0.9	0.2
less: AOL barter revenue (1)	—	2.3

Pro forma same station net revenue (5)	$37.1	$36.9		0.5%

Reported operating income from continuing operations	$10.2	$11.9	-	14.3%
add back: Corporate expenses	4.7	3.1
add back: Depreciation & amortization	0.8	0.7

Station operating income (3) (formerly BCF)	$15.7	$15.7		0.0%

add back: AOL operating loss result (1)	—	0.1
add back: warrant expense (2)	1.3	—

Pro forma station operating income (4)	$17.0	$15.8		7.6%	$14.0 - $14.5

add back: non same station operating loss result	0.6	—

Pro forma same station operating income (5)	$17.6	$15.8		11.4%

GAAP REPORTED RESULTS RECONCILED TO PRO FORMA RESULTS

	Six months ended June
(Amounts in millions)			%
CONSOLIDATED NET REVENUE	2003	2002	Change

Reported net revenue	$66.8	$68.3		-2.2%
less: AOL barter revenue (1)	—	4.8

Pro forma net revenue	$66.8	$63.5		5.2%

PRO FORMA SAME STATION NET REVENUE (5)
Reported net revenue	$66.8	$68.3		-2.2%
less: Non same station revenue	1.1	0.5
less: AOL barter revenue (1)	—	4.8

Pro forma same station net revenue (5)	$65.7	$63.0		4.3%

Reported operating income from continuing operations	$15.3	$19.3	-	20.7%
add back: Corporate expenses	9.2	5.9
add back: Depreciation & amortization	1.5	1.5

Station operating income (3) (formerly BCF)	$26.0	$26.7		-2.6%

add back: AOL operating loss result (1)	—	0.1
add back: warrant expense (2)	1.6	—

Pro forma station operating income (4)	$27.6	$26.8		3.0%

add back: non same station operating loss result	2.1	0.5

Pro forma same station operating income (5)	$29.7	$27.3		8.8%

(1)	The Company’s barter agreement with AOL Time Warner came to a conclusion in August 2002; therefore, pro forma results exclude prior revenue and expenses associated with the agreement due to their non-recurring and significant non-cash impact.

(2)	The Company issued warrants related to the Asset Purchase Agreement for KXOL-FM. The three- and six-months ended June 30, 2002, non-cash warrant expense was $1.2 and $1.6 million, respectively, which was included in station operating expenses.

(3)	Station operating income is defined as operating income from continuing operations before corporate expenses and depreciation and amortization. Station operating income replaces broadcast cash flow (BCF) as the metric used by management to access the performance of its stations. Although it is calculated in the same manner as BCF, management believes that using the term “station operating income” provides a more accurate description of the performance measure.

(4)	Pro forma station operating income is defined as station operating income less AOL barter results and warrant expense.

(5)	Pro forma same station results reflect stations operated during the same periods on a comparable monthly basis. In addition, it excludes non-cash AOL barter results, non-cash warrant expense and LaMusica.com Internet results.

Station operating income and same station results are not measures of performance or liquidity calculated in accordance with GAAP. However, the Company believes that these measures are useful in evaluating its performance because they reflect a measure of performance for our radio stations before considering costs and expenses related to our specific corporate and capital structure. In addition, the Company believes same station results provide a useful measure of performance because they present station operating income before the impact of any acquisitions or dispositions completed during the relevant periods, which allow SBS to measure only the performance of radio stations it owned and operated during the entire relevant periods. These measures are widely used in the broadcast industry to evaluate a radio company’s operating performance and are used by management for internal budgeting purposes and to evaluate the performance of the Company’s radio stations. However, these measures should not be considered in isolation or as substitutes for operating income, net income (loss), cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP. In addition, because station operating income and same station results are not calculated in accordance with GAAP, they are not necessarily comparable to similarly titled measures employed by other companies.

Third Quarter 2003 Outlook

To provide greater comparability on our station operating performance, SBS’ guidance will be on a pro forma basis, which excludes all prior non-cash AOL barter results and any potential non-cash programming expense related to warrants that will be issued related to the Asset Purchase Agreement for KXOL-FM. For the three-month period ending September 30, 2003, SBS expects net revenue growth to be in the low to mid single-digit range over the comparable prior year period. Additionally, station operating income growth is expected to be in the low single-digit range over the comparable prior year period. The Company’s third quarter’s capital expenditures are projected to be approximately $1.1 million. Our outlook for the third quarter ending September 30, 2003 includes revenue and expenses related to the new stations in Los Angeles and Chicago.

Second Quarter 2003 Conference Call

SBS will host a teleconference today at 11:00 a.m. ET to discuss today’s release of financial results. To access the teleconference, please dial (785) 832-1508 ten minutes prior to the start time. If you cannot listen to the teleconference at its scheduled time, there will be a replay available through August 13, 2003 that can be accessed by dialing (402) 220-9186. There will also be a live webcast of the conference call, located at www.spanishbroadcasting.com/webcasts.shtml . A seven day archived replay of the webcast will also be available at that link.

About Spanish Broadcasting System, Inc.

Spanish Broadcasting System, Inc. is the largest Hispanic-controlled radio broadcasting company in the United States. SBS currently owns and/or operates 27 stations in seven of the top-ten U.S. Hispanic markets, including New York, Los Angeles, Miami, Chicago, San Francisco, San Antonio, and Puerto Rico. The Company also operates LaMusica.com, a bilingual Spanish-English Internet Web site providing content related to Latin music, entertainment, news and culture. The Company’s corporate website is located at www.spanishbroadcasting.com .

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors beyond the Company’s control, including general economic conditions, consumer spending levels, adverse weather conditions and other factors could cause actual results to differ materially from the Company’s expectations.

(Financial Table Follows)

Contacts:
Analysts and Investors	Analysts, Investors or Media

Joseph A. García	Chris Plunkett
Executive Vice President, Chief Financial Officer	Brainerd Communicators, Inc.
and Secretary	(212) 986-6667
(305) 441-6901

Below are the Unaudited Condensed Consolidated Statements of Operations and other information as of and for the three- and six- month periods ended June 30, 2003 and 2002.

Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended June		Six Months Ended June

Amounts in thousands (except per share data)	2003	2002	2003	2002

Net revenue from continuing operations	$38,009	$39,383	$66,816	$68,286
Station operating expenses from continuing operations	22,328	23,718	40,771	41,624
Corporate expenses	4,692	3,089	9,181	5,950
Depreciation and amortization	792	720	1,535	1,452

Operating income from continuing operations	10,197	11,856	15,329	19,260
Interest expense, net	8,797	8,676	17,424	17,188
Other expense (income), net	(197)	(266)	(223)	(266)

Income (loss) from continuing operations before income taxes, discontinued operations and cumulative effect of a change in accounting principle	1,597	3,446	(1,872)	2,338
Income tax expense (benefit)	808	(9,407)	(1,860)	44,655

Income (loss) from continuing operations before discontinued operations and cumulative effect of a change in accounting principle	789	12,853	(12)	(42,317)
Loss from discontinued operations from KTCY-FM, net of tax	—	(30)	—	(46)
Cumulative effect of a change in accounting principle for intangible assets, net of tax	—	—	—	(45,288)

Net income (loss)	$789	$12,823	$(12)	$(87,651)

Net income (loss) per common share before discontinued operations and cumulative effect of a change in accounting principle:
Basic and Diluted	$0.01	$0.20	$—	$(0.65)
Net loss per common share for discontinued operations:
Basic and Diluted	$—	$—	$—	$—
Net loss per common share attributed to a cumulative effect of a change in accounting principle, net of tax:
Basic and Diluted	$—	$—	$—	$(0.70)

Net income (loss) per common share:
Basic and Diluted	$0.01	$0.20	$—	$(1.35)

Weighted average common shares outstanding:
Basic	64,682	64,672	64,682	64,666

Diluted	64,786	65,606	64,682	64,666

Selected Unaudited Balance Sheet Information and Other Data:

	June 30,	December 29,
Amounts in thousands	2003	2002

Cash and cash equivalents	$31,681	$71,430

Total assets	$635,733	$635,284

Current portion of long-term debt	$217	$208
9 5/8 Senior subordinated notes, net	324,683	324,154
Other long-term debt	3,837	3,948

Total current and long-term debt	328,737	328,310

Total stockholder’s equity	$229,035	$227,425

Total capitalization	$557,772	$555,735

	Six Months Ended June

	2003	2002

Capital expenditures	$1,990	$2,419

Cash paid (received) for income taxes	$187	$(39)